UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

Palmetto Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-26016	74-2235055
State or other jurisdiction of incorporation	Commission File Number	IRS Employer I.D. number

306 East North Street, Greenville, South Carolina		29601
Address of principal executive offices		Zip Code

800.725.2265

Registrant’s telephone number

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure

On December 14, 2011, Palmetto Bancshares, Inc. (the “Company”) mailed a letter to its common shareholders announcing its plans to reduce the branch network of its subsidiary, The Palmetto Bank (the “Bank”) by four branches through sale or consolidation into existing branches, all of which are expected to be completed by March 30, 2012, subject to regulatory approval. The Bank is marketing the Rock Hill and Blacksburg branches for sale, and if not sold will consolidate these two branches into the Gaffney branch. The Bank will also consolidate the North Harper branch into the West Main branch in Laurens and the South Main branch into the Montague branch in Greenwood.

The letter also indicated that primarily as a result of the above action related to the branch network, outsourcing of certain operational functions, and attrition during 2011 for which the positions were not replaced, the Company expects an overall 20% reduction in headcount from the peak of 420 at December 31, 2008 to 333 by the end of the second quarter 2012.

The branch reduction and headcount reductions are part of the Company’s proactive strategic plans to align further its infrastructure and expense base with its current balance sheet size, scope of business activities and underlying revenue generating capacity. In total, the Company is taking actions that are expected to have an ongoing positive impact to annual earnings of $6.2 million as compared to 2011 earnings. The positive impact of these actions will be offset by one-time charges estimated to total a maximum of $1.1 million to be incurred in the fourth quarter 2011 and first quarter 2012. If the Rock Hill and Blacksburg branches are ultimately sold, the estimated one-time charges will likely be less, depending on the terms of the transaction.

A copy of the shareholder letter making such announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Item Number	Exhibit

99.1	Letter to shareholders dated December 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMETTO BANCSHARES, INC.

By:

/s/ Roy D. Jones
Roy D. Jones
Chief Financial Officer

Date: December 14, 2011

INDEX TO EXHIBITS

Item Number	Exhibit

99.1	Letter to shareholders dated December 14, 2011